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                                                                  Exhibit 10.10

             Amendment to the Employee Stock Purchase Plan (1992)


Section 5(a) of the Plan shall be amended and restated in full as follows:

          5. Participation

          (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions on the form provided by the Company and filing it no later than the first day of an applicable Offering Period (or such earlier time as may be set by the Company's stock plan administration department for administrative purposes) with (i) the Company's stock plan administration department for eligible Employees employed by Oracle or
          (ii) the officer of the applicable Participating Subsidiary responsible for administering the Plan for eligible Employees employed by any such Participating Subsidiary. Subscription agreements filed by the participants under the 1987 Plan may be used to satisfy the subscription agreement requirements of the Plan. Once an Employee becomes a participant in the Plan, such Employee will automatically participate in successive Offering Periods until such time as such Employee withdraws from the Plan, and is not required to file any additional subscription amendments for subsequent Offering Periods to continue participation in the Plan.


Section 9 of the Plan shall be amended and restated in full as follows:

          9. Delivery

          As promptly as practicable after the Exercise Date of each Offering Period, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option; provided that the Board may deliver certificates to a broker or brokers that hold such certificate in street name for the benefit of each such participant. Beginning with the Offering Period that begins April 1, 1999 and ends September 30, 1999, any cash remaining to the credit of a participant's account under the Plan or under the 1987 Plan after a purchase by him or her of shares at the termination of each Offering Period under the Plan or under the 1987 Plan which is insufficient to purchase a full share of Common Stock, will be refunded, without interest, to him or her as soon as practicable. In the event that insufficient shares of Common Stock are available under the Plan for delivery to all participants in an Offering Period of certificates for shares of Common
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          Stock representing a full allocation of all payroll deductions for such Offering Period, the Board, in its discretion, may authorize either (i) the delivery of certificates for shares of Common Stock representing a pro rata allocation of the shares remaining available for distribution and the return of cash remaining in each participant's payroll deduction account in accordance with Section 12, or (ii) an increase in the number of shares that may be issued under the Plan subject to stockholder approval, and, in such event, the option price applicable to such shares shall be for purposes of
          Section 7(b) the option price for such Offering Period, and the Company shall deliver certificates to participants representing such shares as set forth in Sections 7, 8, and 9, after approval of the stockholders of Oracle has been obtained in accordance with Section
          23. If the stockholders of Oracle vote against any such proposed increase, Oracle shall make a pro rata allocation of the shares available for distribution and return cash remaining in each participant's payroll deduction account, without interest.